Exhibit 10-O-20

World Headquarters, Room 538
One American Road
Dearborn, MI 48126-2798

[Date]

Dear [Name],

In recognition of Company, CBG, and individual performance during 2006-2008, the Compensation Committee of the Board of Directors has approved the following incentive compensation for you:

The 2006 – 2008 performance period for the 2006 Performance Stock Right (PSR) grant ended on December 31, 2008.  The performance metrics for the 2006 grant, each with a 20% weighting, were:

•	Total shareholder return relative to the S&P 500
•	Total cost performance
•	Global market share
•	Customer satisfaction as measured by Things Gone Wrong (TGW) at 3 months in service
•	Launch metrics

Based on performance against these metrics, the Compensation Committee has approved the following:

Original Grant:	[ ]
Performance-Based PSR payout:	[ ]% of the original grant
PSR Final Award:	[ ]

Your final award in shares of Ford Common Stock, less shares withheld to cover any tax liability on the value of the grant, will be deposited into an account at Smith Barney.  Smith Barney will mail a tax statement including your taxable income and withholding tax to your home the week of [                 ].  The value of your final award is determined using the Fair Market Value of $[     ] of Ford Motor Company Common Stock on [Date of Settlement].

All stock-based awards are subject to the terms of the 1998 Long-Term Incentive Plan.  Additional information regarding all of your stock-based awards is available on HR ONLINE.  If you have further questions regarding your awards, please contact [Name] at [Phone Number].

Thank you for all your efforts and continued leadership.